SETTLEMENT AGREEMENT

      THIS SETTLEMENT AGREEMENT ("Agreement") is made and entered into this 17th day of March 1999, by and among INTERIORS, INC., a Delaware corporation ("Interiors"), JOHN CORELLI, an individual ("J. Corelli"), CHRISTOPHER CORELLI ("C. Corelli"), and PETALS, INC., a Delaware corporation ("Petals").

                              W I T N E S S E T H:

      WHEREAS, DMB Property Ventures Limited Partnership, a Delaware limited partnership. ("DMB"), Mark N. Sklar, Drew M. Brown, the Bennett Dorrance Trust, the Bennett Dorrance Jr. Trust, the Ashley Dorrance Trust and the Dorrance 1995 Issue Trust (hereinafter collectively referred to as the "Majority Stockholders") own an aggregate of 411 shares of the common stock, without par value per share, of Petals (the "Petals Stock"), and J. Corelli and C. Corelli (collectively hereinafter referred to as the "Minority Stockholders") each own 40 shares of Petals Stock; and

      WHEREAS, the Majority Stockholders, Petals, the Minority Stockholders and Michael Corelli ("M. Corelli") and Randall Corelli ("R. Corelli") have entered into a stockholders agreement, dated as of June 22, 1993 (the "Stockholders Agreement") which, inter alia, grants certain contractual rights to the Minority Stockholders, M. Corelli and R. Corelli, including the right to: (a) require Petals to purchase at a formula price set forth in Section 3.1(c) of the Stockholders Agreement all of the Petals Stock owned by any one or more of the Minority Stockholders, M. Corelli and R. Corelli (the "Put Right"); and (b) be offered an opportunity, pursuant to Section 2.4 of the Stockholders Agreement, to negotiate for the purchase of shares of Petals Stock which the Majority Stockholders, M. Corelli and R. Corelli elect to sell; and

      WHEREAS, on November 6, 1998, R. Corelli and M. Corelli elected to exercise their Put Right pursuant to the Stockholders Agreement, with respect to their 80 shares of Petals Stock; and

      WHEREAS, pursuant to a settlement agreement entered into in February 1999 (the "Separate Settlement Agreement") among Petals, the Majority Stockholders,
M. Corelli and R. Corelli, Petals agreed to pay $850,000 to each of M. Corelli and R. Corelli, in exchange for an aggregate of 80 shares of Petals Stock owned equally by M. Corelli and R. Corelli; and

      WHEREAS, on December 11, 1998, the Majority Stockholders and Interiors entered into a stock purchase agreement (the "Interiors Purchase Agreement") pursuant to which the Majority Stockholders agreed to sell all of their shares of Petals Stock to Interiors for a purchase price of $6.0 million, payable $4.0 million in cash and $2.0 million in the form of a convertible note of Interiors; and

      WHEREAS, R. Corelli and M. Corelli commenced an action against the Majority Stockholders in the Supreme Court of the State of New York County of Westchester, case number 98-20397 (the "Westchester County Litigation"), which Westchester County Litigation was settled pursuant to the provisions of the Separate Settlement Agreement; and

      WHEREAS, J. Corelli and C. Corelli commenced a separate action against the Majority Stockholders in the Supreme Court of the State of New York, County of New York, case number 600342/99 ( the "New York County Litigation"), seeking to enjoin the sale by the Majority Stockholders of their Petals Stock to Interiors; and

      WHEREAS, the parties hereto mutually desire to (a) settle and resolve all disputes and controversies among them, including the New York County Litigation,
(b) consummate the sale by the Majority Stockholders of their shares of Petals Stock to Interiors pursuant to the terms of the Interiors

Purchase Agreement; and (c) consummate Petals' repurchase of the shares of Petals Stock owned by the Minority Stockholders; and (d) make arrangements for an orderly transition of management and control of Petals; all upon the terms and subject to the conditions set forth in this Agreement and the Exhibits annexed hereto and made a part hereof.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and the Exhibits hereto, the parties intending to be bound hereby and thereby, it is mutually agreed as follows:

1. COVENANTS AND AGREEMENTS OF THE PARTIES. On the "Closing Date" (as herein defined), the parties hereto do hereby mutually covenant and agree that the following transactions shall be consummated:

      1.1 Consummation of Purchase of Majority Stockholders' Petals Stock. On the Closing Date:

            (a) In accordance with the terms and conditions of the Interiors Purchase Agreement, on the Closing Date Interiors shall purchase from the Majority Stockholders, and the Majority Stockholders shall sell, assign, convey, transfer and deliver (collectively, "Transfer") to Interiors, all and not less than all of the 411 shares of Petals Stock owned of record and beneficially by the Majority Stockholders (the "Majority Stockholders Petals Stock"). The Majority Stockholders Petals Stock represents 100% of the shares of capital stock of Petals owned by the Majority Stockholders, and 83.7% of the 491 shares of Petals stock outstanding after giving effect to the redemption consummated pursuant to the Separate Settlement Agreement.

            (b) Certificates evidencing the Majority Stockholders Petals Stock shall be delivered by the Majority Stockholders to Interiors, duly endorsed for Transfer, against delivery by Interiors of the $6.0 million purchase price for such Majority Stockholders Petals Stock, of which $4.0 million shall be payable by bank cashiers' checks or wire transfer of immediately available funds, and the balance by delivery of Petals $2.0 million convertible note, as specified in the Interiors Purchase Agreement.

            (c) The consummation of the purchase of the Majority Stockholders Petals Stock shall occur on the Closing Date simultaneous with the purchase of the Petals Stock from J. Corelli and C. Corelli, as contemplated by Section 1.2 below.

      1.2   Consummation of Purchase of Petals Stock from J. Corelli and C.
            Corelli.

            (a) Each of the Majority Stockholders, Petals, Interiors and J. Corelli and C. Corelli do hereby mutually agree, subject only to consummation of the transactions contemplated hereby, that on the Closing Date, each of J. Corelli and C. Corelli shall be deemed to have exercised their redemption Put of all of their 80 shares of Petal Stock (the "J. Corelli and C. Corelli Petals Stock") pursuant to Section 3.1 of the Stockholders Agreement.

            (b) On the Closing Date, and in accordance with the terms and conditions of the Stockholders Agreement and this Agreement, Petals shall redeem and purchase from J. Corelli and C. Corelli, and J. Corelli and C. Corelli shall each Transfer to Petals, all and not less than all of the eighty (80) shares of
                  J. Corelli and C. Corelli Petals Stock owned of record and beneficially by them, representing 100% of the shares of capital stock of Petals owned by J. Corelli and C. Corelli.

            (c) On the Closing Date, certificates evidencing the J. Corelli and C. Corelli Petals Stock shall be delivered by J. Corelli and C. Corelli to Petals, duly endorsed for Transfer, against delivery by Petals of $2.150 million, representing the entire purchase price for such J. Corelli and C. Corelli Petals Stock, which amounts shall be payable by bank cashiers' checks or wire transfer of immediately available funds in equal $1,075,000 amounts to one or more bank account(s) designated by J. Corelli and C. Corelli.

            (d) Interiors shall unconditionally and irrevocably guaranty all of Petals' obligations pursuant to this Section 1.2.

      1.3 Settlement of New York County Litigation; General Releases. On the Closing Date:

            (a) The Minority Stockholders shall cause to be dismissed with prejudice, the New York County Litigation and all arbitration proceedings associated therewith, and shall cause to be filed with the relevant courts such Stipulations of Dismissal and related instruments as counsel for Interiors and the Majority Stockholders may reasonably require.

            (b) The Minority Stockholders, Petals and Interiors shall execute and deliver the mutual releases in substantially the form of Exhibit A-1 annexed hereto and made a part hereof.

            (c) The Majority Stockholders, Petals and Interiors shall execute and deliver the mutual releases in substantially the form of Exhibit A-2 annexed hereto and made a part hereof.

      1.4 Resignations; Termination of Agreements and Severance Agreement. On the Closing Date:

            (a) Each of the Majority Stockholders and their designees and each of the Minority Stockholders and their designees shall resign as members of the Board of Directors of Petals;

            (b) Each of J. Corelli and C. Corelli shall resign as executive officers and employees of Petals;

            (c) Three persons designated by Interiors shall be elected to serve as entire board of directors of Petals. Max Munn shall be elected as President and Chief Executive Officer, Richard Belinski shall be elected as Vice President and Chief Financial Officer, and David A. Schwartz, Esq. shall be elected as corporate Secretary of Petals, respectively, and all bank accounts and bank and/or commercial finance borrowing resolutions of Petals shall be amended to reflect the new officers and directors of Petals;

            (d) except for the Lease referred to in Section 3(e) below, the Stockholders Agreement and all employment agreements, consulting agreements, management agreements or other agreements and instruments between or among Petals, the Majority Stockholders, the Minority Stockholders, or any of them, shall terminate as at the Closing Date and thereafter shall be without any further force or effect; and

            (e) Petals shall enter into a severance agreement with each of J. Corelli and C. Corelli in substantially the form of Exhibit B annexed hereto and made a part hereof (the "Severance Agreement"). As indicated in said Exhibit B (i) payment of the amounts due under the Severance Agreement shall be made quarterly in advance, and (ii) Interiors shall irrevocably guaranty the financial obligations of Petals to J. Corelli and C. Corelli under the Severance Agreement; which payment obligations shall be unconditional, save and except only for a violation by J. Corelli or C. Corelli of their respective covenants set forth in the Non-Competition Agreement described in Section 1.6 below; provided, that in the event that Petals or Interiors shall allege any such violation by J. Corelli or C. Corelli, Petals shall nonetheless continue to make all such severance payments, as and when due, and deposit the same in escrow pending a final settlement or determination of such dispute, all as provided in the Severance Agreement.

      1.5 Non-Competition Agreement. On the Closing Date, each of the Minority Stockholders and the Majority Stockholders shall execute and deliver to Petals and Interiors a non-competition, non-disclosure and non-solicitation agreement substantially in the form of Exhibit C annexed hereto and made a part hereof (the "Non-Competition Agreement"). It is expressly understood and agreed that the obligations of the Minority Stockholders under the Non-Competition Agreement and of the "Corelli Group" (as herein defined) under Section 4(c) below, shall be subject to the payment by Petals or Interiors of the quarterly payments, when due, under the Severance Agreements and the payment of the Fixed Rent, when due, under the Lease referred to in Section 3(e) below. In the event that a default in any such payment shall occur and not be cured within the time period, if any, provided in the relevant agreement, the Non-Competition Agreement shall terminate and shall be of no further force or effect.

      1.6 Interiors Warrants. On the Closing Date, Interiors shall deliver and issue to each of J. Corelli and C. Corelli three year warrants (the "Warrants") to purchase 50,000 shares of Interiors Common Stock, $.001 par value per share, at an exercise price of $3.25 per share; which Warrants shall be in substantially the form of Exhibit D annexed hereto and made a part hereof. In addition, on the Closing Date, Interiors shall execute and deliver to each of J. Corelli and C. Corelli an agreement to register the shares of Interiors Common Stock issuable upon exercise of the Warrants (the "Warrant Shares"), pursuant to the registration rights agreement in substantially the form of Exhibit E annexed hereto and made a part hereof. In the event that the Closing Date shall occur prior to the filing of Interiors first amendment to its Form S-3 Registration Statement currently filed with the Securities and Exchange Commission (the "Pending Registration Statement"), to the extent legally permitted Interiors shall include the 100,000 shares of Interiors Common Stock issuable upon exercise of the Warrants in the next amendment to such Pending Registration Statement.

      1.7 Certain Federal Income Tax Obligations. The parties hereto do hereby agree as follows:

            (a) Prior to the Closing Date, Petals shall have declared, as a dividend and distribution to each of the Minority Stockholders, an amount in cash as shall be equal to (i) forty-three and seventy four one-hundredths (43.74%) percent of their individual proportionate share of the net income before taxes of Petals for its fiscal year ended December 31, 1998 (the "1998 Pre-Tax Income"), being the estimated amount of federal, state and local income taxes that each of the Minority Stockholders would be required to pay on their 1998 individual federal, state and local income tax returns, as a result of Petals' Subchapter S election under Section 1372, et. seq. of the Internal Revenue Code of 1986, as amended, less (ii) all cash payments or distributions previously made by Petals to each of the Minority Stockholders at any time from and after January 1, 1998 through and including the Closing Date, other than (A) regular salaries, medical insurance or reimbursement of verified out-of-pocket business expenses paid to J. Corelli or C. Corelli, and (B) payments made during such period to defray any of such person's 1997 federal income tax payment obligations in respect of the earnings and profits before taxes of Petals for its year ended December 31, 1997 (collectively, the "Accrued 1998 Income Tax

                  Obligations"). On or before April 15, 1999 Petals shall cause to be distributed to the Minority Stockholders an amount in cash as shall be equal to the Accrued 1998 Income Tax Obligations.

            (b) In the event and to the extent that for the period commencing January 1, 1999 and ending on the Closing Date (the "1999 Interim Period") Petals shall generate net income before taxes (the "1999 Interim Pre-Tax Income") or incur a net loss (the "1999 Interim Net Loss"), the Minority Stockholders shall report on their respective 1999 Form 1040 individual, partnership or other applicable federal income tax returns their respective pro-rata share of such 1999 Interim Pre-Tax Income or 1999 Interim Net Loss, as the case may be. Accordingly, in the event and to the extent that the Minority Stockholders shall be required to report any 1999 Interim Pre-Tax Income on their 1999 Form 1040 individual tax returns, prior to the April 15, 2000 date of filing of such tax returns with the Internal Revenue Service, Petals shall pay to the Minority Stockholders an amount in cash as shall be equal to forty-three and seventy four one-hundredths (43.74%) percent of their individual proportionate share of the 1999 Interim Pre-Tax Income (the "Accrued 1999 Income Tax Obligations"). Notwithstanding the foregoing, if there shall be any 1999 Interim Pre-Tax Income which shall require the Minority Stockholders to file and pay estimated quarterly income taxes prior to April 2000, Petals shall pay to the Minority Stockholders prior to June 15, 1999 forty-three and seventy four one-hundredths (43.74%) percent of their individual proportionate share of the 1999 Interim Pre-Tax Income, if any.

            (c)   Notwithstanding the foregoing provisions of Section 1.7(a) and
                  Section 1.7(b) above, the amounts payable to the Minority Stockholders pursuant to the provisions of this Section 1.7 shall be subject to reduction on a dollar-for-dollar basis, in the event and to the extent (and only to the extent) of any actual tax savings realized by either or both of the Minority Stockholders from (i) the Accrued 1998 Income Tax Obligations and/or Accrued 1999 Income Tax Obligations as paid by Petals reducing the capital gains tax obligations of either of the Minority Stockholders in respect of the purchase or redemption of their Petals Stock, (ii) the Minority Stockholders' payment of their individual capital gains taxes reducing, in whole or in part, the Accrued 1998 Income Tax Obligations and/or Accrued 1999 Income Tax Obligations of either of the Minority Stockholders, or (iii) the pro rata portion of any 1999 Interim Net Loss reportable by the Minority Stockholders on their 1999 Form 1040 income tax returns reducing any taxable income or capital gain reportable by such Minority Stockholders for such tax year.

            (d) In the event that the audit of the financial statements of Petals as at December 31, 1998 and for the fiscal year then ended (the "Audited 1998 Financial Statements") currently being conducted by Arthur Andersen & Co. shall result in an increase or a decrease in the Accrued 1998 Income Tax Obligations and an adjustment to the amount of the dividend payable or paid pursuant to Section 1.7(a) above, the adjusted amount of Accrued 1998 Income Tax Obligations shall be paid by Petals to the Minority Stockholders or reimbursed by the Minority Stockholders to Petals, as the case may be, on or before April 15, 1999.

            (e) Petals agrees to indemnify, defend and hold harmless each of the Minority Stockholders from any liability with respect to all tax obligations of Petals for all periods from January 1, 1999 to and including the Closing Date.

      1.8 Settlement of Accounts. On the Closing Date: (a) all indebtedness for money borrowed owed by Petals to each of the Majority Stockholders, M. Corelli,
R. Corelli and the Minority Stockholders shall be paid in full, and (b) all loans, advances and other obligations owned by any of the Majority Stockholders, M. Corelli, R. Corelli or the Minority Stockholders to Petals shall be repaid in full, either in cash or as a reduction and offset against amounts owed by Petals to such person(s).

      1.9 Payment of Year End Bonuses. On the Closing Date, all bonuses which shall have accrued on the books of Petals for the year ended December 31, 1998 to employees shall be paid in full; provided, that no such bonuses shall be payable to any party to this Agreement or any of their affiliates, whether or not accrued on the financial statements of Petals.

      1.10 Access to Information; Cooperation. Each of the Minority Stockholders do hereby covenant and agree that from and after March 1, 1999 and at all times through and including the Closing Date, they have and will (a) provide representatives of Interiors with full and complete access during reasonable business hours to the premises of Petals; (b) permit Interiors and its legal and financial representatives to examine all financial statements, books, records, agreements, customer lists and other written data pertaining to Petals, its business, legal and financial condition, and to make extracts or copies of such documents; and (c) permit Interiors to contact or communicate with key suppliers and customers of Petals; it being understood that all of the foregoing is intended to permit Interiors and its legal and financial representatives to complete their due diligence investigation of the business, financial condition, legal affairs and prospects of Petals (the "Due Diligence Investigation"), which was suspended as a result of the commencement of the New York County Litigation and Westchester County Litigation.

2. CLOSING DATE. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Greenberg Traurig, 200 Park Avenue, New York, New York 10166, upon written notice by Interiors to the other parties hereto, on a date which shall be not earlier than March 22, 1999 and not later than March 25, 1999.

3.    CONDITIONS TO CLOSING.

      (a) The obligations of the parties hereto to consummate the transactions contemplated by this Agreement shall be subject to satisfaction or performance of all of the covenants and agreements of the respective parties set forth in Section 1 above, each of which shall be conditions precedent to the obligations of all parties hereto; provided, that a party in whose favor a specific covenant and agreement is to be performed may either (i) waive in writing performance of such covenant or agreement, or (ii) commence an action at law or in equity to enforce their rights under this Agreement and the Exhibits hereto.

      (b) Notwithstanding the foregoing, it is expressly understood and agreed by and between all parties hereto, that the purchase by Interiors of all of the shares of the Majority Stockholders Petals Stock in accordance with the provisions of the Interiors Purchase Agreement and this Agreement shall be a condition precedent to the obligations of each of the Minority Stockholders under this Agreement.

      (c) In the event and to the extent that on the Closing Date any of the Minority Stockholders shall fail or refuse to deliver certificates evidencing their shares of Petals Stock or otherwise fail or refuse to execute and deliver the Exhibits to this Agreement to which they are parties signatory, for any reason, other than (i) a breach of the provisions of Section 3(b) above, or (ii) the failure of Petals or Interiors to tender delivery of the payments or the securities to such Minority Stockholder(s) in the amounts and in the manner provided herein or executed copies of this Agreement and the exhibits hereto, Interiors and the Majority Stockholders shall have the absolute right to immediately consummate the purchase of the Majority Stockholders Petals Stock in accordance with the terms of the Interiors Purchase Agreement (notwithstanding any pending litigation, this Agreement or the Stockholders Agreement or any provisions hereof or thereof to the contrary) and either (A) terminate this Agreement, or (B) seek specific performance of the obligations of the Minority Stockholder(s) hereunder.

      (d) On the Closing Date, Petals and Interiors shall have received a certificate from each of the Majority Stockholders and the Minority Stockholders in substantially the form of Exhibit F annexed hereto and made a part hereof (the "Ownership Certificate") ; which Ownership Certificate shall provide, in substance, that as at the Closing Date the representations and warranties of each of such Majority Stockholders and Minority Stockholders as to their respective ownership interests in and to the shares of Petals Stock set forth therein shall be true and correct in all material respects. Except for the aforesaid representations and warranties, the Minority Stockholders make no other representations or warranties herein concerning the business, financial condition or prospects of Petals and Interiors is not relying on any statements or representations of such Minority Stockholders in making the investment contemplated by this Agreement.

      (e) In addition to satisfaction and performance of the covenants and agreements set forth in Section 1 and in Section 3(d) of this Agreement, on the Closing Date Petals and Interiors shall have entered into an amendment (the "Lease Amendment") to the existing lease between Petals, as lessee, and Cafco LP (an affiliate of the Minority Stockholders), as lessor (the "Landlord") of the principal executive offices and warehouse facilities of Petals located in White Plains, New York (the "Lease"). Such Lease Amendment, in substantially the form of Exhibit G annexed hereto, shall provide, inter alia:

            (i) the Landlord shall consent to the transactions contemplated by the Interiors Purchase Agreement and this Agreement;

            (ii) Interiors and its Stylecraft Lamps, Inc. subsidiary shall unconditionally guaranty the obligations of Petals under the Lease;

            (iii) in the event that Petals or the guarantors shall, for any reason, fail to pay the monthly rent under the Lease, when due, the Landlord may, at its option, commence a summary proceeding to require Petals to vacate the leased premises within thirty (30) days of such payment default, without resorting to any other form of eviction proceedings, and Petals and the guarantors shall remain liable for any unpaid rent, subject only to the Landlord's obligation to mitigate damages and re-rent the leased premises; and

            (iv) the Landlord shall have the right (in addition to and not in lieu of the provisions of clause (iii) of this Section 3(e) ) to terminate the Lease on or after December 31, 2000 (the "Early Lease Termination Date") ; provided, that (A) the Landlord shall provide Petals with not less than twelve (12) months prior written notice of such termination (the "Lease Termination Notice"), (B) as at the time of such Lease Termination Notice, the Landlord shall have received a bona fide written offer from an unaffiliated third party to either purchase or lease the leased premises, and (C) an unaffiliated third party shall either take actual title to or possession of the leased premises on or before the Early Lease Termination Date. In the event that an unaffiliated third party shall not be prepared to either take actual title to or possession of the leased premises on or before the Early Lease Termination Date, the Landlord shall give prompt written notice of such event to Petals and, if such fact is then known, include in such notice the revised date of the proposed taking of title or possession. In such event Petals shall have the right (but not the obligation), by giving written notice to the Landlord within ten business days of receipt of the Landlord's notice, to extend the Early Lease Termination Date for a period equal to a date which shall be the earlier to occur of (A) the date on such unaffiliated third party shall take actual title to or possession of the leased premises, or (B) the date on which the Landlord shall be required to commence construction or relating workover activities to the leased premises under the terms of any agreements or instruments then existing between the Landlord and any such unaffiliated third party.

4.    MISCELLANEOUS.

      (a) In the event that following the Closing Date Petals shall request that
J. Corelli and/or C. Corelli provide advise and services to Petals, if such Minority Stockholders elect to provide such services they shall do so on a consulting basis and on terms and conditions as shall be mutually satisfactory to Petals and such person(s) ; provided, that any compensation paid in respect of such services shall be in addition to, and not in lieu of, the severance payments to which such persons are entitled under Exhibit B hereto.

      (b) Petals hereby agrees that J. Corelli and C. Corelli shall have a period of two weeks following the Closing Date to remove their personal property and files from the Petals premises. Such property shall not, however, include any business files or other confidential business materials.

      (c) Petals hereby agrees that on and after the Closing, the Minority Stockholders, M. Corelli, R. Corelli and Ronald Corelli (collectively, the "Corelli Group") shall be granted a non-exclusive world-wide royalty free license to use the name "Corham;" provided, that the right to use such name shall be limited to uses that would otherwise be permitted to the Minority Stockholders under the terms of the Non-Competition Agreement.

      (d) This Agreement and the Exhibits hereto and all covenants, agreements, representations and warranties made herein and therein shall survive the Closing Date. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements in this Agreement contained, by or on behalf of any one party hereto shall inure to the benefit of and be binding upon the successors and assigns of such party.

      (e) This Agreement and the Exhibits shall (irrespective of where same are executed and delivered) be governed by and construed in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws).

      (f) No amendment or modification of this Agreement or any Exhibit hereto shall be deemed to be effective unless contained in a writing executed by all relevant parties hereto or thereto.

      (g) All notices, requests, demands and other communications under or in respect of this Agreement or any transactions hereunder shall be in writing (which may include telegraphic or telecopied communication) and shall be personally delivered or mailed (by prepaid registered or certified mail, return receipt requested), sent by prepaid recognized overnight courier service, or telegraphed or telecopied by facsimile transmission to the applicable party at its address or telecopier number indicated in Exhibit H annexed hereto and made a part hereof. All such notices, requests, demands and other communications shall be deemed given when personally delivered or when deposited in the mails with postage prepaid (by registered or certified mail, return receipt requested) or delivered to the telegraph company or overnight courier service, addressed as aforesaid, or when submitted by facsimile transmission to a telecopier number designated by such addressee. No other method of written notice is precluded.

      (h) All disputes relating to or arising out of this Agreement or the interpretation or application of this Agreement or any exhibit hereto shall be resolved by final and binding arbitration before an arbitrator selected by the Company from among the list of arbitrators set forth on Exhibit A. Any arbitration before the selected arbitrator shall be administrated by JAMS Endispute or the American Arbitration Association in New York. If such arbitration shall be commenced by The Company it shall, with its demand for arbitration, select the arbitrator and two alternatives in its demand. If such arbitration shall be commenced by either Employee, then the Company shall select an arbitrator and two alternatives within 5 days of being served with a copy of the demand for arbitration. Each of the parties hereto do hereby consent to the jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of enforcing the award of the arbitrator, or any suit, action or other proceeding arising out of or with respect to this Agreement, or any of the transactions contemplated hereby or thereby. The parties hereto hereby expressly waive any and all objections which any of them may have as to venue in any of such courts, and also waives trial by jury in any such suit, action or proceeding.

      (i) If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

      (j) The Article and Section headings in this Agreement are included herein for convenience of reference only, and shall not affect the construction or interpretation of any provision of this Agreement.

      (k) This Agreement, the Exhibits hereto and the Interiors Purchase Agreement constitute the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersede all prior discussions, agreements and understandings of every kind and nature between the parties as to such subject matter.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers on the date set forth below, but all as of the day and year first above written.

                                    PETALS, INC.


                                    By: /s/ Illegible Signature
                                       ------------------------------------


                                    INTERIORS, INC.


                                    By: /s/ Max Munn
                                       ------------------------------------
                                            Max Munn, President


                                    /s/  John Corelli
                                    ---------------------------------------
                                         JOHN CORELLI



                                    /s/ Christopher Corelli
                                    ---------------------------------------
                                        CHRISTOPHER CORELLI


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

EXHIBITS

Mutual Releases (R. Corelli and M. Corelli)                 Exhibit A-1
Mutual Releases (J. Corelli and C. Corelli)                 Exhibit A-2
Severance Agreements                                        Exhibit B
Non-Competition Agreements                                  Exhibit C
Interiors Warrants                                          Exhibit D
Registration Rights Agreement                               Exhibit E
Ownership Certificates                                      Exhibit F
Amendment to Lease                                          Exhibit G
Addresses for Notices                                       Exhibit I


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